M&K CPAS
PLLC

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated on or about December 10, 2020, of OBITX Inc. and are in agreement with the statements contained therein inasmuch as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ M&K CPAS, PLLC

December 10, 2020

363 N. Sam Houston Pkwy E., Suite 650 Houston, TX 77060 Main: 832-242-9950 Fax: 832-242-9956 www.mkacpas.com